EXHIBIT 10.41

      TOLSON HOLLAND B.V., TOLSON TRANSPORT B.V. AND TOLSON ASIA PTE LTD COMBINED FINANCIAL STATEMENTS FOR THE THREE-YEAR PERIOD ENDED DECEMBER 31, 1997

CONTENTS

Independent Auditors' Report                                          2

Combined Balance Sheets                                               3

Combined Statements of Operations                                     4

Combined Statements of Cash Flows                                     5

Notes to the Combined Financial Statements                            6

INDEPENDENT AUDITORS' REPORT
THE BOARD OF DIRECTORS AND SHAREHOLDERS
TOLSON HOLLAND B.V., TOLSON TRANSPORT B.V. AND TOLSON ASIA PTE LTD

We have audited the accompanying combined balance sheets of Tolson Holland B.V., Tolson Transport B.V. and Tolson Asia Pte Ltd. (the "Company") as of December 31, 1997 and 1996 and the related combined statements of operations and cash flows for each of the years in the three-year period ended December 31, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in The Netherlands, which are substantially equivalent to auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Combined Financial Statements referred to above present fairly, in all material respects, the combined financial position of Tolson Holland B.V., Tolson Transport B.V. and Tolson Asia Pte Ltd. as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles in The Netherlands.

Accounting principles generally accepted in The Netherlands vary in certain significant respects from generally accepted accounting principles in the United States. Application of accounting principles generally accepted in the United States would have affected results of operations and shareholders' equity as of and for the years ended December 31, 1997 and 1996 to the extent summarised in
Note 8 to the Combined Financial Statements.

KPMG ACCOUNTANTS N.V.
THE HAGUE, THE NETHERLANDS
JULY 23, 1998

COMBINED BALANCE SHEETS

---------------------------------------------------------------------------------------------------------
                                                           DECEMBER 31, 1997           DECEMBER 31, 1996
---------------------------------------------------------------------------------------------------------
(in NLG)

CURRENT ASSETS

Inventory                                           16,300,387                  21,671,725
Receivable from Vitol group companies               21,648,589                  16,402,347
Accounts receivable                                 27,068,978                  41,149,131
Other receivables                                    3,158,106                   3,875,185
Cash and cash equivalents                            2,767,467                   1,150,605
                                                   -----------                 -----------
                                                                  70,943,527                  84,248,993

Tangible fixed assets                                                960,817                   1,351,865


                                                                 -----------                 -----------
ASSETS                                                            71,904,344                  85,600,858
                                                                 -----------                 -----------


CURRENT LIABILITIES

Bank overdrafts                                     14,775,336                  19,119,315
Accounts payable                                    29,845,837                  33,784,560
Payable to Vitol group companies                    29,905,866                  29,295,872
Amounts owed in respect of taxes and social
securities                                             470,215                      58,763
Accrued expenses and other liabilities               2,240,881                   2,918,416
                                                   -----------                 -----------
                                                                  77,238,135                  85,176,926

Long term loan                                                        33,112                      99,334

SHAREHOLDERS' EQUITY

Share capital                                       1,067,500                    1,067,500
Accumulated deficit                                (6,434,403)                    (742,902)
                                                  -----------                  -----------
                                                                  (5,366,903)                    324,598


                                                                ------------                 -----------
LIABILITIES AND SHAREHOLDERS' EQUITY                              71,904,344                  85,600,858
---------------------------------------------------------------------------------------------------------

                        COMBINED STATEMENTS OF OPERATIONS

------------------------------------------------------------------------------------------------------------------
                                   YEAR ENDED DECEMBER 31,    YEAR ENDED DECEMBER 31,     YEAR ENDED DECEMBER 31,
                                                      1997                       1996                        1995
------------------------------------------------------------------------------------------------------------------
(in NLG)

Net turnover                     456,381,522                370,856,672                 641,984,836
Cost of sales                    452,510,561                359,724,634                 631,398,561
Provision on inventory and
trading positions                  1,307,067                    233,920                     711,473
                                 -----------                -----------                 -----------

Gross operating income             2,563,894                 10,898,118                   9,874,802
Other operating income                     -                      3,647                     922,590
                                 -----------                -----------                 -----------
                                                 2,563,894                 10,901,765                  10,797,392

Salaries and bonuses               3,591,116                  4,231,463                   4,089,331
Social security costs                841,002                    792,060                     751,910
Depreciation                         467,135                    523,621                     408,612
Other operating expenses           5,016,296                  4,675,730                   4,834,117
                                 -----------                -----------                 -----------
                                                 9,915,549                 10,222,874                  10,083,970
                                               -----------                 ----------                  ----------

Interest income                     (118,342)                  (120,562)                   (363,580)
Interest expenses                  1,260,159                  1,754,759                   1,834,465
Exchange rate differences         (1,344,333)                  (380,142)                    (32,271)
                                 ----------                 ----------                  ----------

Net other (income) expense                       (202,516)                  1,254,055                   1,438,614
                                               ----------                  ----------                  ----------

Income (loss) before taxation                  (7,149,139)                   (575,164)                   (725,192)
Taxation (benefit) expense                              -                    (397,711)                    397,711

                                               ----------                  ----------                  ----------
NET INCOME (LOSS) FOR THE YEAR                 (7,149,139)                   (177,453)                 (1,122,903)
-----------------------------------------------------------------------------------------------------------------


COMBINED STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------------------------------------------
                                                                  YEAR ENDED          YEAR ENDED         YEAR ENDED
                                                           DECEMBER 31, 1997   DECEMBER 31, 1996   DECEMBER 31, 1995
--------------------------------------------------------------------------------------------------------------------
CASH FLOW BY OPERATING ACTIVITIES
Net income (loss)                                                (7,149,139)         (177,453)        (1,122,903)
Adjustment to reconcile net income (loss) to cash flow
(used in) provided by operating activities:
Depreciation                                                         467,135           523,621            408,612
Changes in operating assets and liabilities:
o        inventories                                               5,373,995         7,796,574         15,169,747
o        accounts receivable and other receivables                15,168,890       (5,191,778)         33,738,162
o        receivable from Vitol group companies                   (5,783,140)        15,293,098        (6,051,254)
o        Accounts payable and accrued liabilities                (3,682,217)        10,166,154       (41,231,876)
o        Payable to Vitol group companies                            584,617       (4,659,137)        (4,917,919)
                                                          --------------------------------------------------------
CASH FLOW (USED IN) PROVIDED BY OPERATING ACTIVITIES               4,980,141        23,751,079        (4,007,431)


CASH FLOW USED IN INVESTING ACTIVITIES
Purchase of tangible fixed assets                                  (238,628)         (465,483)          (585,738)
Proceeds of sale of tangible fixed assets                             79,219            58,254              9,812
                                                          --------------------------------------------------------
CASH FLOW USED IN INVESTING ACTIVITIES                             (159,409)         (407,229)          (575,926)


CASH FLOW USED IN FINANCING ACTIVITIES
Decrease in long term loans                                         (66,222)          (66,222)           (66,222)
Increase (decrease) in bankoverdrafts                            (3,364,472)      (18,207,786)          4,795,243
Increase (decrease) in current account with Tolson
Holding B.V.                                                       (696,016)       (5,207,983)          1,425,158
Capital contributions                                                920,961           120,384                  -
Dividends paid                                                             -         (858,990)        (9,687,969)
                                                          --------------------------------------------------------
CASH FLOW USED IN FINANCING ACTIVITIES                           (3,205,749)      (24,220,597)        (3,533,790)

Effect of exchange rate changes on cash                                1,879             2,965            (1,610)

                                                          --------------------------------------------------------
CASH AND CASH EQUIVALENTS
Net increase (decrease) during the year                            1,616,862         (873,782)        (8,118,757)

Balance at the beginning of the year                               1,150,605         2,024,387         10,143,144

                                                          --------------------------------------------------------

BALANCE AT THE END OF THE YEAR                                     2,767,467         1,150,605          2,024,387
------------------------------------------------------------------------------------------------------------------

NOTES TO THE COMBINED FINANCIAL STATEMENTS

BASIS OF PREPARATION OF THE COMBINED FINANCIAL STATEMENTS

The accompanying Combined Financial Statements present the combined financial position and combined results of operations and cash flows of Tolson Holland B.V., Tolson Transport B.V. and Tolson Asia Pte Ltd (the "Company"). Each of these legal entities were wholly owned subsidiaries of Tolson Holding B.V. which is a subsidiary of Vitol Holding B.V. (the "Parent"). The common stock of each of these legal entities was acquired by JLM Industries (Europe) B.V. and JLM International Inc. (collectively "JLM") pursuant to a Share Purchase Agreement dated April 28, 1998.

All intercompany balances and transactions between the entities have been eliminated.

The Company is a global distributor and trader of methanol, solvents, aromatics and olefins.

The Combined Financial Statements have been prepared in accordance with generally accepted accounting principles in the Netherlands ("Dutch GAAP"). Note 8 includes a summary of differences between Dutch GAAP and US GAAP that have a material effect on net income (loss) and shareholder's equity.

Effectively 1 January 1998, Tolson Holland B.V. sold its Polymers Business to Tolson Polymers B.V.. a subsidiary of the Parent. As the Polymers Business was not acquired by JLM, the financial information of the Polymers Business has been carved out of the historical financial results of Tolson Holland B.V. for purposes of these Combined Financial Statements.

The Combined Financial Statements exclude the assets, liabilities, net turnover, costs of sales, salaries and other operating expenses that related directly to the Polymers Business. Additionally, certain allocated costs attributable to the Polymers Business have been excluded from the Combined Statements of Operations to present the Company's results of operations as if it had been operated on a stand-alone basis during the periods presented. The basis for presenting the allocated expense items is as follows: (a) interest expense was allocated by first determining the percentage relationship between the net assets of the Polymers Business versus the total net assets of Tolson Holland B.V. which percentage is then applied to the actual net interest expenses incurred to determine the allocation to the Company, (b) corporate income taxes were allocated assuming the Company was a stand-alone Company for all periods presented and (c) depreciation and overhead expenses were allocated based on the number of days worked by personnel of the Polymers Business and the number of days worked by personnel of the other businesses.

The accompanying Combined Financial Statements do not represent Dutch or Singapore's statutory financial statements as the combined businesses were not conducted as a separate single legal entity.

The statutory accounts of Tolson Holland B.V., Tolson Transport B.V. and Tolson Asia Pte Ltd for the period ended December 31, 1996 are the latest accounts to have been delivered to the Register of Companies in The Netherlands and Singapore.

Management believes the above allocations to be reasonable under the circumstances, however, there can be no assurances that such allocations will be indicative of future results of operations of the combined businesses nor reflective of historical results had the combined businesses been a separate, stand-alone entity during the periods covered.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

The principles applied in respect of the valuation of assets and liabilities and determination of the result are based on historical cost.

Insofar as not stated otherwise, monetary assets and liabilities are shown at nominal value.

PRINCIPLES FOR THE TRANSLATION OF FOREIGN CURRENCIES

Assets and liabilities in foreign currencies are translated into Dutch guilders at exchange rates prevailing at year end.

The Company enters into foreign currency contracts in order to reduce the impact of certain foreign currency fluctuations. Gains and losses on contracts that are hedges of foreign currency transactions are recognised in income when the hedged transactions occur. Gain and losses on foreign currency transactions that are not hedges are recognised in income in the period in which the exchange rate changes.

PRINCIPLES FOR THE TRANSLATION OF FOREIGN ENTITIES

The financial statements of all entities included in the Combined Financial Statements are translated into Dutch Guilders as follows:
1. assets and liabilities are translated at the rate of exchange prevailing at the balance sheet date;
2. income and expense accounts of the foreign entities are translated using a weight average exchange rate during the year.

Exchange gains and losses resulting from this translation process are included in shareholders' equity.

TANGIBLE FIXED ASSETS

Machinery and equipment and other fixed assets are valued at acquisition costs. Depreciation is calculated according to the straight-line method on the basis of useful life.

INVENTORY

Inventory consist of chemical products in storage or sailing which are valued at the lower of individual historical costs and net realisable value. Historical costs include the costs of transport, insurance and storage.

RECEIVABLES

Receivables are stated at nominal value after the deduction of a provision deemed necessary for doubtful debts.

CASH AND CASH EQUIVALENTS

Cash and banks are stated at nominal value.

LONG-TERM AND CURRENT LIABILITIES

The long-term and current liabilities are stated at nominal value.

NET TURNOVER

Net turnover represents the invoiced value, excluding valued added tax, of products shipped by the Company.

EXPENSES

Expenses are charged against income in the year in which the related revenues are recognised.

TAXATION ON THE RESULT

The provision for income tax included in the accompanying Combined Financial Statements has been determined as if the Company was a stand alone entity during the periods covered. The provision for income taxes consists entirely of current tax expense. The Company has no deferred tax liabilities. Deferred tax assets consist of net operating loss carryforwards. Management has assessed whether it is more likely than not that some portion or all of the deferred tax assets will not be realised. Based on that assessment, the Company has established a valuation allowance equal to the full amount of deferred taxes for all periods presented.


NOTES TO THE BALANCE SHEETS
TANGIBLE FIXED ASSETS

------------------------------------------------------------------------------------------
                                                                    1997             1996
------------------------------------------------------------------------------------------
(in NLG)
Office and furniture equipment:
Cost at January 1                                              3,911,454        3,516,980
Capital expenditure during the year                              238,628          465,483
Capital disposal during the year                               (846,712)        (133,591)
Exchange rate difference                                        (22,121)           62,582
                                                           -------------------------------

Cost at December 31                                            3,281,249        3,911,454

Cumulative depreciation at January 1                           2,559,589        1,994,552
Cumulative depreciation on disposal during the year            (767,493)         (75,337)
Depreciation charge Polymers Business                             80,536           81,164
Depreciation charge                                              467,135          523,621
Exchange rate difference                                        (19,335)           35,589
                                                           -------------------------------

Cumulative depreciation at December 31                         2,320,432        2,559,589

                                                           -------------------------------
BOOK VALUE AT DECEMBER 31                                        960,817        1,351,865
------------------------------------------------------------------------------------------


   INVENTORY

------------------------------------------------------------------------------------------
                                                            DECEMBER 31,       DECEMBER 31,
                                                                   1997               1996
------------------------------------------------------------------------------------------
(in NLG)

Products for sale at cost                                     13,786,866       17,266,836
Russian conversion products                                    3,649,267        4,520,432
Provision for valuation at lower net realisable value        (1,135,746)        (115,543)

                                                           -------------------------------
                                                              16,300,387       21,671,725
------------------------------------------------------------------------------------------

Russian conversion products represent net amount due from inventory suppliers in Russia. In 1997 a provision of NLG 938,746 was recorded to reserve for potentially uncollectible balances.

RECEIVABLE FROM VITOL GROUP COMPANIES

----------------------------------------------------------------------------
                                              DECEMBER 31,       DECEMBER 31,
                                                     1997               1996
----------------------------------------------------------------------------
(in NLG)

Investment in Polymers Business                  9,305,661       16,117,044
Tolson USA Inc.                                  8,435,465          279,505
Vitol USA                                        3,868,233                -
Other Vitol companies.                              39,230            5,798

                                              ------------------------------
                                                21,648,589       16,402,347
----------------------------------------------------------------------------
Receivables from Tolson USA, Vitol USA and other Vitol companies primarily relate to trade receivables from intercompany sales.
    ACCOUNTS RECEIVABLE

----------------------------------------------------------------------------
                                              DECEMBER 31,       DECEMBER 31,
                                                     1997               1996
----------------------------------------------------------------------------
(in NLG)

Accounts receivable                             37,518,213       41,633,293
Provision for doubtful accounts               (10,449,235)        (484,162)

                                              ------------------------------
                                                27,068,978       41,149,131

----------------------------------------------------------------------------

All receivables are due within one year.
     CASH AND CASH EQUIVALENTS

----------------------------------------------------------------------------
                                              DECEMBER 31,       DECEMBER 31,
                                                     1997               1996
----------------------------------------------------------------------------
(in NLG)

Cash in banks                                    2,736,600        1,134,004
Cash in hand                                        30,867           16,601

                                              ------------------------------
                                                 2,767,467        1,150,605
----------------------------------------------------------------------------

Bank balances are available on demand.

   SHAREHOLDERS' EQUITY

Changes in shareholders' equity during the period are specified as follows:

------------------------------------------------------------------------------------------
                                             SHARE CAPITAL     ACCUMULATED           TOTAL
                                                                 DEFICIT
------------------------------------------------------------------------------------------
(in NLG)

Balance at January 1, 1996                     1,067,500         144,837        1,212,337

Capital contribution                                   -         120,384          120,384
Dividend declaration                                   -       (858,990)        (858,990)
Net income (loss) for the year                         -       (177,453)        (177,453)
Exchange rate difference                               -          28,320           28,320

                                               -------------------------------------------

Balance at December 31, 1996                   1,067,500       (742,902)          324,598

Capital contribution                                   -         920,961          920,961
Net income (loss) for the year                         -     (7,149,139)      (7,149,139)
Exchange rate difference                               -         536,677          536,677

                                               -------------------------------------------

BALANCE AT DECEMBER 31, 1997                   1,067,500     (6,434,403)      (5,366,903)
------------------------------------------------------------------------------------------

LONG TERM LOANS

A long term loan of NLG 331,112 was provided on office furniture. During the year ended December 31, 1997 an amount of NLG 231,778 was redeemed. The redeemable amount of NLG 66,222 for 1998 is classified under current liabilities.

   PAYABLE TO VITOL GROUP COMPANIES

------------------------------------------------------------------------------------------
                                                            DECEMBER 31,       DECEMBER 31,
                                                                   1997               1996
------------------------------------------------------------------------------------------
(in NLG)

Current account with Tolson Holding B.V.                      27,812,271       28,508,287
Other Vitol Companies                                          2,093,595          787,585

                                                              ----------------------------
                                                              29,905,866       29,295,872

------------------------------------------------------------------------------------------

Payables to other Vitol companies primarily relate to trade payables for intercompany purchases. The current account with Tolson Holding B.V. represents intercompany financing. No interest has been charged to the Company on this debt. The average balance of this debt was NLG 27,958,369, NLG 33,335,301 and NLG 35,139,957 for the years ended December 31 1997, 1996 and 1995 respectively.

Movements in the current account with Tolson Holding B.V. can be specified as follows:

------------------------------------------------------------------------------------------------------------------
                                                                            1997            1996             1995
------------------------------------------------------------------------------------------------------------------
(in NLG)
Balance at January 1                                                (28,508,287)    (33,716,270)     (31,979,121)
Capital contribution                                                     920,961         120,384                -
Dividend declaration                                                           -       (858,990)      (9,687,969)
Income tax                                                             (216,857)       9,764,161        2,980,545
Office Rent                                                            (434,565)       (426,044)        (417,690)
Paid to (received from) Tolson Holding B.V.                          (8,763,625)       (134,585)        6,569,956
Contributions (dividends) related to Polymers Business                 9,190,102     (3,256,943)      (1,181,991)

                                                                    --------------------------------------------
BALANCE AT DECEMBER 31                                              (27,812,271)    (28,508,287)     (33,716,270)
------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES

All current liabilities fall due within one year.

Bank overdrafts are secured by the assignment of inventory, trade receivable and shipping - and storage documents.

NOTES TO THE STATEMENTS OF OPERATIONS

GEOGRAPHICAL SUBDIVISION OF NET TURNOVER

------------------------------------------------------------------------------------------------------------------
                                                                      YEAR ENDED      YEAR ENDED       YEAR ENDED
                                                                     DECEMBER 31,    DECEMBER 31,      DECEMBER 31,
                                                                           1997             1996              1995
------------------------------------------------------------------------------------------------------------------
(in NLG)
Netherlands                                                           36,744,388      51,229,153      129,207,046
Other countries of the European Community                            124,159,220     138,836,633      196,068,980
Other European countries                                              44,194,397      30,561,726       53,521,768
United States of America                                             109,246,691      17,186,262       39,310,171
Rest of the World                                                    142,036,826     133,042,898      223,876,871

                                                               ---------------------------------------------------
                                                                     456,381,522     370,856,672      641,984,836
------------------------------------------------------------------------------------------------------------------

COSTS OF SALES

The costs of sales include:
o  the purchase price of products;
o  transportation costs;
o  storage;
o  insurance;
o  foreign exchange results.

In 1997 costs of sales includes an amount of NLG 7,729,954 for an allowance for doubtful receivables. The allowance was recorded to provide for potentially uncollectible receivables from three customers in Thailand. The financial stability of such customers has been significantly affected by the down-turn in the Thai economy. Accordingly, management believes that ultimate collectability of amounts from these customers is doubtful.

EXCHANGE RATE DIFFERENCES

The exchange rate differences in 1997 resulted primarily from an unhedged long-position in US-dollars.

CONTINGENT LIABILITIES

The company was party to a joint and several liability agreement together with its holding company and fellow subsidiary for bank overdraft facilities with the Hollandsche Bank Unie N.V. On account of trading activities letters of credit, bank guarantees and drafts/collections were provided up to US$ 18.4 million (1996: US$ 18.8 million ). This agreement was ended effective April 28, 1998 and amounts were repaid in full to the Hollandsche Bank Unie N.V. On account of the Banque Paribas Nederland N.V. bank guarantees were provided up to nil (1996: DM
1.3 million ).

The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's combined financial position, results of operations or liquidity.

AVERAGE NUMBER OF EMPLOYEES

The average number of staff employed by the Company was in:

1995:                58 employees
1996:                55 employees
1997:                51 employees

RELATED PARTY TRANSACTIONS

Significant transactions with related parties were as follows:

--------------------------------------- ----------------------- ----------------------- -----------------------
                                                    YEAR ENDED              YEAR ENDED              YEAR ENDED
                                             DECEMBER 31, 1997       DECEMBER 31, 1996       DECEMBER 31, 1995
--------------------------------------- ----------------------- ----------------------- -----------------------
Purchase from Tolson USA Inc.                        7,979,840               8,752,195              26,020,103
Purchase from Vitol Energy                                   -                       -                 744,689
Purchase from Vitol USA                                      -               1,488,508                       -
Purchase from Vitol Asia                               523,694               1,252,528               4,950,917
Sales to Tolson USA Inc.                            40,076,603              11,060,732              39,098,386
Sales to Vitol Asia                                  1,693,228               1,421,431               1,430,980
Sales to Vitol USA                                  60,663,614               3,431,137                       -
Sales to Vitol Energy                                1,928,701                 937,607               6,297,659
Sales to Vitol Refining                                      -               7,671,034                       -
Sales to Tolson UK                                           -                       -                 305,949
Office rent paid to Tolson Holding
B.V. (based on a market rate rental
agreement)                                             434,565                 426,044                 417,690
--------------------------------------- ----------------------- ----------------------- -----------------------

RECONCILIATION TO US GAAP

The financial statements are prepared in accordance with Dutch GAAP which differs in certain significant respects from Generally Accepted Accounting Principles in the United States. (US GAAP).

Pension costs included in the Combined Financial Statements are computed in accordance with Dutch GAAP. For defined benefit plans, those amounts are based on the premiums which Tolson Holland B.V. is required to pay to the Vitol Pension Fund (the "Fund"). The premiums are calculated using actuarial assumptions which among others do not take into account future salary increases or employee turnover due to resignations dismissals or disability. The present value is calculated by applying a discount rate of 4%. These amounts are not reduced by credits relating to overfunding of the Fund which under

Dutch GAAP is computed by valuing assets at fair market value less a prudence provision unless refunds are actually received from the Fund.

Pension costs have also been calculated in accordance with SFAS 87 under U.S. GAAP. SFAS 87 is generally more prescriptive than Dutch GAAP and service costs are based on calculations using actuarial assumptions which among others include estimated future salary increases and estimated employee turnover related resignations dismissals and disability and the present value is calculated by applying a discount rate of 6%. Moreover net periodic pension costs are reduced by credits representing amortisation of overfunding of the Fund which is calculated by valuing plan assets at fair market value.

The difference between the pension cost computed under SFAS 87 (U.S. GAAP) and the one computed under Dutch GAAP is shown below and relates principally to the difference in accounting treatment for overfunded plans.

The approximate effect of applying US GAAP principles to net income and shareholders' equity is set out below.

Reconciliation of net income

----------------------------------------------------------------- --------------- ----------------
                                                                            1997             1996
----------------------------------------------------------------- --------------- ----------------
Net loss for the year in accordance with Dutch GAAP                  (7,149,139)        (177,453)
Adjustments to reported result for the year:
Pensions                                                                (57,043)           84,740
Income tax effect of above adjustments                                    19,965         (29,659)

                                                                  --------------- ----------------
NET LOSS FOR THE YEAR IN ACCORDANCE WITH U.S. GAAP                   (7,186,217)        (122,372)
----------------------------------------------------------------- --------------- ----------------




Reconciliation of shareholders' equity per 31 December:

----------------------------------------------------------------- --------------- ----------------
                                                                            1997             1996
----------------------------------------------------------------- --------------- ----------------
Shareholders' equity in accordance with Dutch GAAP                   (5,366,903)          324,598
Adjustments to reported shareholders' equity:
Pensions                                                                (43,820)           13,223
Income tax effect of above adjustments                                    15,337          (4,628)

                                                                  --------------- ----------------
SHAREHOLDERS' EQUITY IN ACCORDANCE WITH U.S. GAAP                    (5,395,386)          333,193
----------------------------------------------------------------- --------------- ----------------

SUBSEQUENT EVENTS (UNAUDITED)

On May 13, 1998 , JLM completed the acquisition of the Company through the purchase of all of the outstanding shares of capital stock of the three companies from their parent Tolson Holding B.V. The total purchase price for the Company was US$ 5,750,000 subject to certain adjustments as described below.

The purchase price was determined based on closing valuation date of March 31, 1998 and was paid through an initial cash payment of US$ 2,900,000 at the time of closing less excluded receivables as defined in the Share Purchase Agreement and the execution of a US$ 2,850,000 promissory note that accrues interest at the LIBOR-rate plus 1%. The promissory note is payable in five semi-annual instalments of US$ 350,000 with a lump-sum payment of US$ 1.1 Million due in May 2001. If the combined shareholders' equity of the Company is less than zero at the effective closing date, Tolson Holding B.V. will pay JLM for any deficit. Conversely, if the combined shareholders' equity of the Company is in excess of zero at the time of the effective closing date, then JLM is required to pay Tolson Holding B.V. for such excess. Should JLM pay any excess to Tolson Holding B.V., JLM will fund all required amounts to Tolson Holding B.V. using its line of credit. The acquisition line has an available borrowing capacity of US$ 7.5 million.

The purchase of the Company will exclude certain receivables, as defined in the Share Purchase Agreement. For such excluded receivables, JLM will collect such receivables on a best efforts basis and JLM will receive commission as defined in the Share Purchase Agreement for actual collections made.

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To assist Tolson Holding B.V. and Vitol Holding B.V. in the wind-down process of
Tolson USA's business Tolson USA Inc.'s assets of US$ 7,743,647 and liabilities of US$ 19,805,300 were transferred to Tolson Holland B.V. effective March 31, 1998 at net bookvalue. Such assets and liabilities were transferred to the books of Tolson Holland B.V. as per the effective date.

JLM will not continue the Tolson USA business.

Any negative financial effect of the wind-down of Tolson USA's operations will be recorded by Tolson Holding B.V. and is covered by a guarantee of Vitol Holding B.V.

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